AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1997.
                                      REGISTRATION NO.
                                                       --------------
=======================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                     ----------------------

                            FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     ----------------------

                          ALDILA, INC.
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         DELAWARE                                   13-3645590
         (STATE OF                             (I.R.S. EMPLOYER
      INCORPORATION)                          IDENTIFICATION NO.)


    15822 BERNARDO CENTER DRIVE, SAN DIEGO, CALIFORNIA 92127
            (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

             ALDILA, INC. 1994 STOCK INCENTIVE PLAN
                    (FULL TITLE OF THE PLAN)

                         GARY T. BARBERA
                   15822 BERNARDO CENTER DRIVE
                   SAN DIEGO, CALIFORNIA 92127
                         (619) 592-0404
    (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
             ======================================

                              CALCULATION OF REGISTRATION FEE
==========================================================================================


TITLE OF SECURITIES                    PROPOSED           PROPOSED
       TO BE         AMOUNT TO BE  MAXIMUM OFFERING   MAXIMUM AGGREGATE     AMOUNT OF
    REGISTERED        REGISTERED    PRICE PER SHARE    OFFERING PRICE    REGISTRATION FEE
------------------------------------------------------------------------------------------

   Common Stock,
  par value $.01      2,300,000*          **             $11,592,139        $3,512.80
------------------------------------------------------------------------------------------

==========================================================================================
*    Plus such additional shares as may be available in order to adjust to a change in capitalization.
**   As determined in accordance with Rule 457, the amount of the
     Registration Fee is based on (i) $4.66, the price at which
     38,592 options may be exercised, (ii) $4.59, the price at which
     60,000 options may be exercised, (iii) $4.44, the price at which 60,000 options may be exercised, (iv) $4.94, the price at which 100,000 options may be exercised, (v) $4.80, the price at which 747,500 options may be exercised, (vi) $4.78, the price at which 60,000 options may be exercised, and (vii) $5.45, the average price of the high and low sales prices on July 22, 1997 for 1,233,908 options.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which are filed with the Securities and Exchange Commission (the "SEC"), are incorporated in this Registration Statement by reference:

         (a) The Company's report on Form 10-K for the fiscal year ended December 31, 1996;

         (b) The Company's report on Form 10-Q for the period ended March 31, 1997;

         (c)  All other reports filed pursuant to Section
              13(a) or 15(d) of the Securities Exchange Act of
              1934, as amended (the "Exchange Act") since the end of the fiscal quarter covered by the report referred to in (b) above; and

         (d) The description of the Company's Common Stock, par value $.01, contained in a Registration
              Statement on Form 8-A filed on June 4, 1993.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law (the "DGCL"). The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Bylaws of the Company generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding (each, a "Proceeding"), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement actually incurred by him in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company has entered into indemnification agreements to provide indemnification for the Company's directors and certain officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify the Company's directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company or an affiliate of the Company.

         The members of the Stock Option Plan Committee (the "Committee") will be indemnified by the Company for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the 1994 Stock Incentive Plan or in authorizing or denying authorization to any transaction thereunder. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, bylaw, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         See Exhibit Index on Page 7.

ITEM 9.  UNDERTAKINGS.

         (1) The Company hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement, and that for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The Company also hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The Company hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) With respect to indemnification for liabilities arising under the Securities Act, see Item 6.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 25, 1997.

                                ALDILA, INC.


                                By:  Gary T. Barbera
                                     --------------------------
                                     Gary T. Barbera
                                     Chairman and Chief Executive
                                      Officer



                        POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary T. Barbera and Robert J. Cierzan and each or any of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature               Title                Date
       ---------               -----                ----

    Gary T. Barbera      Chairman and Chief  July 25, 1997
-----------------------  Executive Officer
Gary T. Barbera          (Principal
                         Executive Officer)

   Robert J. Cierzan     Vice President,     July 25, 1997
-----------------------  Finance(Principal
Robert J. Cierzan        Financial Officer
                         and Principal
                         Accounting
                         Officer)

   Peter E. Bennett      Director            July 25, 1997
-----------------------
Peter E. Bennett

 Marvin M. Giles, III    Director            July 25, 1997
-----------------------
Marvin M. Giles, III

  Vincent T. Gorguze     Director            July 25, 1997
-----------------------
Vincent T. Gorguze

     John J. Henry       Director            July 25, 1997
-----------------------
John J. Henry

                         Director            July 25, 1997
-----------------------
Donald C. Klosterman

   Wm. Brian Little      Director            July 25, 1997
-----------------------
Wm. Brian Little

  Peter R. Mathewson     Director            July 25, 1997
-----------------------
Peter R. Mathewson

                         Director            July 25, 1997
-----------------------
Chapin Nolen
                          ALDILA, INC.



                        INDEX TO EXHIBITS
                        -----------------

 Exhibit No.                 Exhibit                   Page
 -----------                 -------                    ----

   4.1    -       Specimen form of the Company's
                  Common Stock certificate.*

   5.1    -       Opinion of Fried, Frank, Harris,
                  Shriver & Jacobson re:  Legality.

  15.1    -       Not Applicable.

  23.1    -       Consent of Fried, Frank, Harris,
                  Shriver & Jacobson (included in
                  Exhibit 5.1).

  23.2    -       Consent of Deloitte & Touche LLP,
                  independent public accountants.

  24.1    -       Power of Attorney for the Company
                  relating to subsequent amendments
                  (included on signature page
                  herewith).




---------------------------------------

* Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 Amendment No. 2 (Registration No. 33-61560) filed with the Securities and Exchange Commission on May 27, 1993 and incorporated herein by this reference.